Exhibit 99.B(e)(3)

SCHEDULE I

TO THE DISTRIBUTION AGREEMENT

between

VICTORY PORTFOLIOS

and

VICTORY CAPITAL ADVISERS, INC.

Fund Name

1	Victory Diversified Stock Fund
2	Victory Floating Rate Fund
3	Victory Global Natural Resources Fund
4	Victory High Income Municipal Bond Fund
5	Victory High Yield Fund
6	Victory INCORE Fund for Income
7	Victory INCORE Investment Grade Convertible Fund
8	Victory INCORE Investment Quality Bond Fund
9	Victory INCORE Low Duration Bond Fund
10	Victory INCORE Total Return Bond Fund
11	Victory Integrity Discovery Fund
12	Victory Integrity Mid-Cap Value Fund
13	Victory Integrity Small/Mid-Cap Value Fund
14	Victory Integrity Small-Cap Value Fund
15	Victory Munder Mid-Cap Core Growth Fund
16	Victory Munder Multi-Cap Fund
17	Victory Munder Small Cap Growth Fund
18	Victory NewBridge Large Cap Growth Fund
19	Victory RS Global Fund
20	Victory RS Growth Fund
21	Victory RS International Fund
22	Victory RS Investors Fund
23	Victory RS Large Cap Alpha Fund
24	Victory RS Mid Cap Growth Fund
25	Victory RS Partners Fund
26	Victory RS Science and Technology Fund
27	Victory RS Select Growth Fund
28	Victory RS Small Cap Equity Fund
29	Victory RS Small Cap Growth Fund
30	Victory RS Value Fund
31	Victory S&P 500 Index Fund
32	Victory Sophus Emerging Markets Fund
33	Victory Sophus Emerging Markets Small Cap Fund
34	Victory Special Value Fund
35	Victory Strategic Allocation Fund
36	Victory Strategic Income Fund
37	Victory Sycamore Established Value Fund
38	Victory Sycamore Small Company Opportunity Fund
39	Victory Tax-Exempt Fund
40	Victory Trivalent Emerging Markets Small-Cap Fund
41	Victory Trivalent International Fund-Core Equity
42	Victory Trivalent International Small-Cap Fund

As of December 4, 2019

VICTORY PORTFOLIOS

	By:	/s/ Christopher K. Dyer
Name: Christopher K. Dyer
Title: President

VICTORY CAPITAL ADVISERS, INC.

	By:	/s/ Peter Scharich
Name: Peter Scharich
Title: President